EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our reports, dated February 26, 2010, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Rent-A-Center, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said reports in the following Registration Statements of Rent-A-Center, Inc. and Subsidiaries:

	File	Effective
Form Type	Number	Date

Form S-3 Form S-8 Form S-8 Form S-8 Form S-8 Form S-8 Form S-8 Form S-8 Form S-8 Form S-8	333-162203 333-62582 33-98800 333-53471 333-66645 333-40958 333-32296 333-136615 333-139792 333-145121	09/29/2009 06/08/2001 11/21/1996 05/22/2008 11/02/1998 07/07/2007 03/13/2000 08/14/2006 01/04/2007 08/03/2007
/s/ Grant Thornton LLP
Dallas, Texas
February 26, 2010